Exhibit 99

Press Contact: W. Don Cornwell

Analyst Contact: Larry Wills

Telephone: 212/826-2530

GRANITE BROADCASTING REPORTS RESULTS FOR THE

FOURTH QUARTER AND FULL-YEAR ENDED DECEMBER 31, 2005

-Results Exceed Guidance-

-Expect Strong First Quarter and Full Year 2006 Results-

-Retained Financial Advisor-

NEW YORK, March 14, 2006 — Granite Broadcasting Corporation (OTC Bulletin Board: GBTVK) today reported fourth quarter and full year 2005 results.  Reported results exclude the results of the Company’s San Francisco and Detroit stations, which are classified as “held for sale” under generally accepted accounting principles and are reported as discontinued operations.

Net revenue increased 5.6 percent during the quarter and 7.0 percent for the full year.  2005 results include the results of new stations in Fort Wayne, Indiana and Duluth, Minnesota, consolidated as a result of the shared services arrangements with Malara Broadcast Group as of March 8, 2005.

Commenting on the results, W. Don Cornwell, Chairman and Chief Executive Officer, said, “We are extremely pleased with our results for both the fourth quarter and full year as our station group achieved solid revenue growth that outperformed the industry.  Our net revenue gain of 5.6 percent in the fourth quarter is especially impressive in light of the absence of almost $3.0 million in political advertising revenue, a reduction in network compensation and a soft automotive market.  Revenue from the new stations we operate in Fort Wayne and Duluth, the success of numerous local initiatives, and strong non-political revenue growth at the Buffalo and Fort Wayne ABC affiliates and the Peoria and Duluth NBC affiliates all contributed to our performance.”

John Deushane, Chief Operating Officer, said, “Our ability to report solid growth in a non-political, non-Olympic quarter and year is a direct result of the progress we have made with our strategic initiatives, specifically the development of new local revenue, and improved ratings. We generated over $1.5 million in new local direct business during the quarter, which is 75% higher than that of last year’s fourth quarter.  And we achieved ratings growth in key dayparts and demographics at virtually all of our stations.”

Mr. Deushane added, “We continue to focus on delivering localized content and have recently expanded our morning news and added weekly local sports programs in three markets. We’ve also taken advantage of our digital spectrum by adding the 24/7 Weather Plus channel in all four of our NBC markets.  In September 2005, we entered into a shared services arrangement with the UPN affiliate in Peoria, giving us our third such arrangement in 2005.  These efforts are strengthening our station brands with viewers and the community as a whole, while creating new revenue opportunities.

“We are very proud of our operational results for 2005 and expect to see additional revenue and margin improvement in 2006 as we benefit from the Olympic and political advertising cycles, additional operating leverage in Ft Wayne, Duluth and Peoria, and productivity initiatives at all of our stations.”

Mr. Cornwell concluded, “We are increasingly happy with the health of our Company from an operating perspective.  We have made substantial progress in positioning our stations to grow the top line while implementing a series of initiatives to improve our cost structure.  These accomplishments have improved the financial performance of our station group, creating additional value for the holders of our securities, for our employees, our advertisers and the communities we serve.

“We entered 2006 with the expectation of continuing to make substantial progress in achieving our strategic goals.  The proceeds from the sales of our stations in San Francisco and Detroit were to be reinvested in stations that fit our strategy, and to provide necessary working capital.  To that end, we had identified several attractive stations, including our previously announced proposed purchase of the CBS affiliate serving Binghamton, NY.

“However, the unexpected and damaging decision by The WB Network to cease operations in September 2006 has made the sales of those stations on an acceptable basis much less certain at the current time.  While we continue to evaluate recent proposals for the sales of these stations, the funds we need for our business and for strategic acquisition of stations such as Binghamton may come from other sources, if available.  Absent asset sales or changes to our capital structure, we will not have enough cash to make our interest payment on June 1, 2006.

“In that regard, we have engaged the services of Houlihan Lokey Howard & Zukin as our financial advisor to assist the Company in the evaluation of strategic options and to advise us on available financing and capital restructuring alternatives.  We will provide additional detail on this process as appropriate.”

FOURTH QUARTER RESULTS

THREE MONTHS ENDED DECEMBER 31, 2005

VERSUS THREE MONTHS ENDED DECEMBER 31, 2004

Net revenue increased 5.6 percent to $24.5 million for the quarter. Decreases in political advertising revenue were more than offset by increases in local non-political revenue and the inclusion of a full quarter of operations of the new affiliated stations in Fort Wayne and Duluth, consolidated as a result of the strategic shared services arrangement with Malara Broadcast Group.

Station operating expenses increased 7.8 percent to $15.6 million for the quarter. Decreases in operating expense due primarily to cost-savings initiatives at the Buffalo ABC affiliate and Syracuse CBS affiliate were more than offset by the inclusion of a full quarter of operations of the new stations in Fort Wayne and Duluth.

FULL YEAR RESULTS

TWELVE MONTHS ENDED DECEMBER 31, 2005

VERSUS TWELVE MONTHS ENDED DECEMBER 31, 2004

Net revenue increased 7.0 percent to $86.2 million for the full year. Decreases in political advertising revenue and non-political national advertising revenue were more than offset by increases in local non-political revenue and the inclusion of operational results of the new affiliated stations in Fort Wayne and Duluth, consolidated as a result of the strategic shared services arrangement with Malara Broadcast Group.

Station operating expenses increased 7.5 percent to $60.3 million for the full year. Decreases in operating expense due primarily to cost-savings initiatives at the Buffalo ABC affiliate were more than offset by the inclusion of operational results of the new stations in Fort Wayne and Duluth.

Sales of San Francisco and Detroit Stations

On September 8, 2005, the Company announced that it had entered into separate definitive agreements to sell its two WB-affiliated television stations, KBWB, Channel 20 in San Francisco, California and WDWB, Channel 20 in Detroit, Michigan to wholly-owned subsidiaries of AM Media Holdings, LLC, (“AM Media”) an affiliate of ACON Investments, LLC. In consideration for the sales of the two stations as well as for covenants not to compete in each of the San Francisco and Detroit markets, the Company was to receive $180 million in the aggregate, before closing adjustments, consisting of $177.5 million in cash and $2.5 million of equity in AM Media Holdings, LLC.

On February 14, 2006 and in light of the announcement by the WB Network that it will cease operations in September 2006, the Company amended each of its agreements with wholly owned subsidiaries of AM Media relating to the sales of the television stations in San Francisco and Detroit. The amendments eliminate the exclusivity, or “no-shop”, clause in each agreement, thereby freeing the Company to engage in dialogue with other parties interested in acquiring the stations while AM Media re-evaluates its interest in the transactions.  In addition, the amendments allow either party to terminate the agreements at any time.

The Company has received inquiries from several parties expressing interest in one or both of these stations and is in the process of evaluating proposals.

Financial Accounting Standards Board Statement No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets,” requires that the operational results of assets held for sale be reported separately as part of discontinued operations.  As such, the Company has reported the results of these two stations as discontinued operations for the years ended December 31, 2005 and 2004. Additionally, the Company has excluded the results of these two stations from its guidance.

FIRST QUARTER AND FULL YEAR 2006 GUIDANCE

Includes consolidated results of Malara Broadcast Group

Commenting on the outlook for the quarter ending March 31, 2006 and for the year ended December 31, 2006, Larry Wills, Chief Financial Officer, said, “Our results for the first quarter will benefit from Olympic and political advertising, incremental new business development and the inclusion of a full quarter of operations of the two new stations consolidated as a result of the Malara transaction. We currently expect first quarter net revenue to increase in the range of 13 to 15 percent and station operating expenses to increase between 8.3 and 10.3 percent (See Table 2). For the full year, we anticipate high single-digit net revenue growth and low single-digit expense growth.”

Guidance on Other Income Statement Items

(Note: Full year guidance on certain other income statement items is subject to change pending the outcome of the Company’s evaluation of its financing and capital restructuring options.)

•                  Depreciation expense is expected to be approximately $1.3 million in the first quarter and $5.6 million for the full year.

•                  Amortization expense is expected to be approximately $754,000 in the first quarter and $3.0 million for the full year.

•                  Corporate expense (excluding performance awards) is expected to be approximately $2.7 million in the first quarter and $10.7 million for the full year.

•                  Performance award expense for awards granted on February 25, 2003 is expected to be $95,000 for both the first quarter and full year.

•                  Non-cash compensation expense is expected to be approximately $34,000 for the first quarter and $88,000 for the full year.

•                  Interest expense is expected to be approximately $10.9 million in the first quarter and $43.1 million for the full year.

•                  Non-cash interest expense is expected to be approximately $1.5 million in the first quarter and $4.3 million for the full year.

•                  Non-cash preferred stock dividend is expected to be approximately $6.4 million in the first quarter and $25.5 million for the full year.

Granite will host a teleconference to discuss its fourth quarter 2006 results on Tuesday, March 14, 2006 at 10:30 a.m. Eastern Time.  To access the teleconference, please dial 415-904-7353 ten minutes prior to the start time.  The teleconference will also be available via live webcast on the investor relations portion of the Company’s website, located at http://www.granitetv.com.  If you cannot listen to the teleconference at its normal time, there will be a replay available through March 21,  2006 that can be accessed by dialing
1-800-633-8284 (US callers) or +1-402-977-9140 (International callers), passcode: 21283069.  The webcast will also be archived on the Company’s website for 30 days.

*  *  *  *

Cautionary Note Concerning Forward-looking Statements

Any statements that are included or incorporated by reference in this press release or that are otherwise attributable to Granite Broadcasting or persons acting on behalf of Granite Broadcasting, other than statements of historical fact, which address activities, events or developments that Granite Broadcasting expects or anticipates will or may occur in the future, including, without limitation, statements regarding expected financial performance; future capital expenditures; projected revenue growth or synergies resulting from acquisitions and other transactions; anticipated completion of sales of assets under contracts of sale; efforts to control or reduce costs; contingent liabilities; development or purchase of new programming; financing and restructuring efforts; expected competition; use of digital spectrum; and business strategy, are “forward-looking statements”—that is, statements related to future, not past, events that are subject to risks and uncertainties. These forward-looking statements generally can be identified as statements that include phrases such as “believe”, “project”, “target”, “predict”, “estimate”, “forecast”, “strategy”, “may”, “goal”, “expect”, “anticipate”, “intend”, “plan”, “foresee”, “likely”, “will”, “should” or other similar words or phrases.  Although we believe such statements are based on reasonable assumptions, actual outcomes and results may differ materially from those projected.  Accordingly, all forward-looking statements should be evaluated with the understanding of their inherent uncertainty. Important factors that could cause actual results to differ materially from our expectations include, but are not limited to, changes in Federal regulation of broadcasting, including changes in Federal communications laws or regulations; local regulatory actions and conditions in the areas in which our stations operate; competition in the broadcast television markets we serve; our ability to obtain quality programming for our television stations; successful integration of television stations we acquire; pricing fluctuations in local and national advertising; changes in national and regional economies; changes in advertising trends and our advertisers’ financial condition; volatility in programming costs, industry consolidation, technological developments, and major world events; and those factors described in our most recent Annual Report on Form 10-K and other documents filed with the Securities and Exchange Commission.  We undertake no obligation to update forward-looking statements, whether as a result of new information, future developments or otherwise, and disclaim any obligation to do so.

Granite Broadcasting Corporation (OTC Bulletin Board: GBTVK) owns and operates, or provides programming, sales and other services to 19 channels in the following 8 markets: San Francisco, California, Detroit, Michigan, Buffalo, New York, Fresno, California, Syracuse, New York, Fort Wayne, Indiana, Peoria, Illinois, and Duluth, Minnesota-Superior, Wisconsin. The Company’s station group includes affiliates of the NBC, CBS, ABC, WB and UPN networks, and reaches approximately 6% of all U.S. television households.

Table 1

Financial Results (Unaudited)

(in thousands, except per share data and number of shares)

GRANITE BROADCASTING CORPORATION

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2004	2005	2004

Net revenue	$24,458	$23,170	$86,160	$80,500
Station operating expenses	15,635	14,507	60,295	56,101
Depreciation expense	1,281	894	5,060	5,154
Amortization expense	551	606	2,896	2,426
Corporate expense	2,113	4,822	10,094	13,532
Performance award expense	320	454	1,279	3,415
Corporate separation agreement expense	—	156	—	1,406
Non-cash compensation expense	130	152	412	697
Operating income (loss)	4,428	1,579	6,124	(2,231)

Interest expense	11,231	9,873	43,734	39,490
Interest income	(398)	(297)	(1,711)	(1,162)
Non-cash interest expense	1,022	899	3,965	3,868
Non-cash preferred stock dividend	6,387	6,387	25,548	25,548
Other expense	(33)	577	160	1,028

Loss from continuing operations before income taxes	(13,781)	(15,860)	(65,572)	(71,003)
Benefit for income taxes	(215)	(2,077)	(697)	(11,714)

Loss from continuing operations	(13,566)	(13,783)	(64,875)	(59,289)
Discontinued operations:
Loss from discontinued operations, net of taxes	(30,005)	(16,390)	(34,051)	(24,003)

Net loss	$(43,571)	$(30,173)	$(98,926)	$(83,292)

Per basic and diluted common share:
Basic and diluted net loss per share from continuing operations	$(0.69)	$(0.71)	$(3.32)	$(3.06)
Basic and diluted net loss per share from discontinued operations	$(1.53)	$(0.85)	$(1.74)	$(1.24)
Basic and diluted net loss per share	$(2.23)	$(1.56)	$(5.06)	$(4.30)
Weighted average common shares outstanding	19,578,000	19,382,000	19,559,000	19,366,000

Supplemental Financial Data from Continuing Operations:
Capital expenditures	$1,025	$393	$3,597	$3,176
Program amortization	$1,158	$1,374	$5,567	$5,262
Program payments	$1,464	$1,376	$6,103	$5,326

Table 2

First Quarter 2006 Guidance (Unaudited)

(in thousands)

GRANITE BROADCASTING CORPORATION

	Three Months Ended March 31,
	2005	2006		Percent Change
		High	Low	High	Low

Net revenue	$17,821	$20,494	$20,138	15.0%	13.0%
Station operating expenses	14,146	15,603	15,322	10.3%	8.3%
Depreciation expense	1,463	1,341	1,341
Amortization expense	719	754	754
Corporate expense	2,698	2,687	2,687
Performance award expense	320	95	95
Non-cash compensation expense	95	34	34
Operating loss	$(1,620)	$(20)	$(95)

Supplemental Financial Data from Continuing Operations:
Program amortization	$1,439	$1,140	$1,140
Program payments	$1,521	$1,233	$1,233